Exhibit 10.2

IP LICENSE AGREEMENT

THIS IP LICENSE AGREEMENT is entered into as of the 25th day of January, 2016, by and between CANNABICS PHARMACEUTICALS INC., a Nevada Corporation in good standing, (''Licensor"), with its principal place of business located at #3 Bethesda Metro Center, Suite 700, Bethesda, Maryland, and MOUNTAIN HIGH PRODUCTS, LLC, a Colorado Limited Liability Company ("Licensee"), with its principal place of business located at 7161 Valtec Ct., Suite D-2, Boulder, Colorado 80301;

IN CONSIDERATION OF the mutual promises and covenants contained in this Agreement, the parties agree as follows:

1. Grant of License. Licensor hereby grants to Licensee, subject to the terms and conditions of this Agreement, an exclusive, limited license (the ''License") to utilize the "Cannabics Technology'' (as defined in Exhibit A) to manufacture, market and sell extended release cannabis capsules (the "Product"). Licensee shall have the right to enter into agreements with third parties to sub-license the License, as set forth below, pursuant to Licensor' s approval.

2. Acceptance of License. Licensee hereby accepts the License and will operate under the License only in accordance with the terms and conditions set forth in this Agreement.

3. Term of License. The initial term of the License shall be ten years, beginning on the date of this Agreement, as set forth above. The term shall automatically renew for successive ten year terms unless there is cause for termination.

4. Territory. Licensee shall have the right to utilize the License and to sublicense it in Colorado (the "Territory'').

5. Agency. Under this Agreement (i) each Party will be deemed to be an independent contractor and not an agent, joint venturer, or representative of the other Party; (ii) neither Party may create any obligations or responsibilities on behalf of or in the name of the other Party; and (iii) neither Party will hold itself out to be a partner, employee, franchisee, representative, servant, or agent of the other Party.

6. Sub-Licensing. Licensee shall have the right to sub-license the License to qualified third parties who have obtained state and local approval and licenses to manufacture, market and sell marijuana products in Colorado upon such terms as Licensee deems appropriate and acceptable, pursuant to Licensor's approval.

7. Licensor's Obligations. At Licensor's expense, Licensor shall provide to Licensee:

a. All information necessary or reasonably helpful regarding the Cannabics Technology;

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b. Reasonable levels of support and assistance as are necessary or helpful in setting up and operating the equipment necessary to utilize the Cannabis's Technology, including training of Licensee's employees in the utilization of the Cannabics Technology; and

8. Licensee's Obligations. At Licensee's expense Licensee shall, either directly or through sublicense agreements with third parties:

a. Provide the cost of all equipment necessary or reasonably helpful in the utilization of the Cannabics Technology to manufacture the Product in the Territory;

b. Provide all of the marijuana or its derivatives necessary for Licensee to utilize the Cannabics Technology to manufacture the Product;

c. Provide adequate personnel to manufacture the Product;

d. Provide licensed facilities that are in compliance with the state and local laws in which to manufacture the Product;

e. Provide utilities, insurance and all other operating requirements to manufacture the Product;

f. Conduct all sales and distribution of the Product, and collect all monies owed in connection with such sales and distribution;

g. Provide to Licensor regular reports regarding manufacture and sale of the Product; and

h. Timely pay to Licensor the license fees due it.

9. Calculated Sales. No later than the tenth day of each month, Licensee shall submit to Licensor an accurate report regarding sales for the previous calendar month in the form reasonably required by Licensor.

10. License Fee. Licensee shall pay unto Licensor a fee (the "License Fee") on a quarterly basis as full consideration for the grant of the License set forth is this Agreement. The License Fee shall be reevaluated quarterly.

11. Ownership of Licensed Rights.

a. Licensee acknowledges Licensor's exclusive right, title and interest in and to the Cannabics Technology, all goodwill associated therewith and all rights relating thereto, and will not at any time knowingly do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of Licensor's rights in and to the Cannabics Technology.

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Licensee will not at any time develop, without Licensor's prior written consent, any technology that is similar to or directly competitive with, the Cannabics Technology.

b. Licensor may, but will not be required to, take whatever action it, in its reasonable discretion, deems necessary to protect the validity and strength of the Cannabics Technology. Such action may include, without limitation, (i) assuming responsibility for the defense of any lawsuit challenging or affecting rights to the Cannabics Technology, or (ii) instituting litigation to protect its rights to the Cannabics Technology. Any such action taken by Licensor or which directly benefits Licensor with respect to the protection or defense of the Cannabics Technology will be borne by Licensor. Should Licensor choose to take any action with respect to the Cannabics Technology, Licensee agrees to cooperate fully with Licensor and comply with all reasonable requests for assistance in connection therewith.

12. Confidentiality. All information given by either party to the other that is either marked as "confidential" or that is not generally known to the public, including the Cannabics Technology shall be held in strict confidence by the other party. Except as required for performance of this Agreement, neither party shall directly or indirectly use, disseminate, disclose to any person or organization, or publish any of the confidential information of the other party, which is and shall remain the property of the disclosing party. Upon termination of this Agreement, all books, records, documents, and other repositories of or containing confidential information, including electronic meqia or devices and copies of such information, then in the possession of the other party, regardless of who prepared it or how it was obtained, will be, upon request, returned to the disclosing party. The parties further agree to delete any and all electronic copies of any of the other party's confidential information in its possession or controL The parties will take all reasonable and necessary measures to prevent disclosure of the confidential information to any and all third parties not authorized to have access to it.

13. Non-Competition. Licensee further agrees not to compete with Licensor by utilizing the Cannabics Technology to develop processes that compete with the Cannabics Technology without Licensor's express written consent, which consent may be withheld in Licensor's sole and absolute discretion. In the same manner, Licensor agrees to not develop similar technology which could be used in a competitive manner and to then license said technology to another entity that would then compete with the Licensee. If such technology is developed, the Licensee will have a first right of refusal to also license that technology.

14. Enforcement. In the event that any provision of Sections 12 or 13 is found to be illegal or unenforceable, such provision shall be severed or modified only to the extent necessary to make it enforceable, and as so severed or modified, the remainder of those sections shall remain in full force and effect.

The parties acknowledge that the provisions of Sections 12 and 13 are essential for the protection of the respective parties, and that any breach or threatened breach of either of those sections would cause immediate and irreparable damage, for which monetary relief would be inadequate or impossible to ascertain. Accordingly, the parties agree that upon the existence of any breach or threatened breach of either Section 11 or 12, the non-breaching party may, without limitation of any other rights it may have, including the recovery of damages, costs, and attorney's fees, obtain a temporary restraining order, preliminary injunction, order for specific performance, or other appropriate form of equitable relief.

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15. Right to Inspect. Licensee shall keep all relevant records pertaining to use of the Cannabics Technology, calculation as to sales and payment of the license fee to Licensor for at least three years after the period to which such records relate, including any records which would normally be examined by an independent accountant pursuant to generally accepted accounting principles. All records shall be open to inspection and audit of Licensor and its agents at reasonable times upon reasonable advance notice to Licensee. If any such inspection or audit discloses a liability for payment of monthly license fee of 2% or more in excess of the license fee paid by Licensee for the applicable period, or if Licensee fails to timely deliver a required statement, Licensee shall pay Licensor's costs of examination in addition to the deficiency and interest.

16. Indemnification. Licensee shall indemnify Licensor from any legal claim, action, liability, loss, damage or suit arising from claim of merchantability, quality, personal injury or any other matter resulting from Licensee's product, other than those arising or resulting from Licensor's negligent or fraudulent actions or inactions.

17. Notice. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder will be deemed duly given if (and then seven days after) it is sent by certified mail, return receipt requested, postage prepaid and addressed to Licensor or to Licensee at the address set forth below, or such other address of which a party gives notice to the other party; or by acknowledgement of on the part of the receiving party of any form on communication including but not limited to e-mail; fax or other electronic communication.

If to Licensor:

Cananbics Pharmaceuticals Inc.

#3 Bethesda Metro Center

Suite 700

Bethesda, Maryland 20814

(877) 424-2229

Itamar@Cannabics.com

David@Cannabics.com

If to Licensee:

Mountain High Products, LLC

7161 Valtec Ct., Suite D-2 Boulder, Colorado 80301

(303) 807-4389

Nancy@WanaBrands.com

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18. Choice of Law; Dispute Resolution. This Agreement shall be governed by Colorado law. Venue shall be proper only in Colorado. In the event of any controversy between the Parties arising out of, or relating to, this Agreement, which cannot be settled amicably by the parties, such controversy shall be settled by Arbitration. The Parties shall use their best efforts to agree upon a competent jurist as expeditiously as possible. Either party may institute such arbitration proceeding by giving written notice to the other party. A hearing shall be held by the Arbitrator within the state of Colorado, and a decision of the matter submitted to the Arbitrator shall be binding and enforceable against the Parties in any Court of competent jurisdiction. The prevailing party shall be entitled to all costs and expenses with respect to such arbitration, including reasonable attorneys' fees. Each party hereto irrevocably waives any objection to the laying of venue of any such Arbitration action or proceeding brought and irrevocably waives any claim that any such action brought has been brought in an inconvenient forum. Each of the Parties waives any right to request a trial by jury in any litigation with respect to this Agreement and represents that counsel has been consulted specifically as to this waiver.

EXECUTED as of the date set forth above.

Licensor:	Licensee:

Cannabics Pharmaceutical Inc.	Mountain High Products, LLC

By: /s/ Itamar Borochov	By: /s/ Nancy Whiteman
Itamar Borochov, CEO	Nancy Whiteman, Director

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EXHIBIT A

"Cannabics Technology" means (i) all patent rights and applications controlled by Licensor that relate to the claim or cover the use or administration of the Formula. and (ii) all Know-How owned by Licensor that is necessary or useful to the development or commercialization of the Formula.

"Formula" means any process of combining excipients with cannabis or a preparation of excipients intended to be combined with cannabis in a slow release capsule or pill in humans and animals for medical or recreational use.

"Know-How" means Licensors' proprietary information fixed in any tangible medium of expression prior to or on the date of execution of this Agreement and which is related to the use of: or desirable for the practice of: the Formula.

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